December 3, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

We have been furnished with a copy of the disclosure included in item 4.02 of Form 8-K/A dated November 19, 2004. With the exception of the last sentence in the second paragraph, we agree with the statements made in the Form 8-K/A disclosures insofar as they relate to our Firm. As we were not the Company’s registered independent certified public accountants for the year ended December 31, 2001, we have no basis to agree or disagree with the last sentence in the second paragraph.

Sincerely, /s/ Ernst & Young LLP

Copy to:	Joseph H. Izhakoff, Executive Vice President, General Counsel and Secretary Andy Hines, Audit Committee Chairman